EXHIBIT 99.1

Quanex Building Products Corporation Fiscal Second Quarter 2010 Operating Results

Earnings from Continuing Operations of $0.12 per Diluted Share
Company Outperformed End Markets
$153 Million Cash and Equivalents

HOUSTON, May 27, 2010 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX) today released fiscal second quarter 2010 results for the period ending April 30. The company reported that customer demand at its two operating segments -- Engineered Products and Aluminum Sheet Products -- was much stronger as compared to both the second quarter 2009 and the sequential first quarter 2010. The company also stated that its operating segments had significantly outperformed their two primary end markets (new residential construction and residential remodeling) in the quarter.

Second quarter net sales were $199.4 million compared to $113.2 million a year ago. Income from continuing operations was $4.4 million (including an after-tax bargain purchase gain of $1.3 million and an after-tax LIFO expense of $0.8 million) compared to a loss of $40.0 million a year ago (including an after-tax impairment charge of $29.0 million and an after-tax LIFO gain of $2.9 million). Diluted earnings per share from continuing operations were $0.12 (including a bargain purchase gain of $0.03 per diluted share and a LIFO expense of $0.02 per diluted share) compared to a loss of $1.07 a year ago (including a $0.78 per diluted share impairment charge and a $0.08 per diluted share LIFO gain).

Quarterly Highlights

  Net sales were $199.4 million, up 76% over the year ago quarter, based on higher aluminum prices, market share gains, improved product pricing and a pickup in residential construction.
  Operating margins at Engineered Products and Aluminum Sheet Products were 7% and 6%, respectively.
  Consolidated operating income of $5.7 million included a $1.3 million LIFO expense compared to a year ago loss of $57.0 million that included a $45.3 million impairment charge and a $4.5 million LIFO gain. The significant improvement in operating income was primarily the result of significantly higher sales, new products, price increases and reduced operating costs.
  The company reported a non-recurring after-tax bargain purchase gain of $1.3 million, or $0.03 per diluted share, associated with its $1.6 million purchase of certain wood extrusion assets valued at $2.9 million.
  Capital expenditures were $3.7 million.
  Cash provided by operating activities from continuing operations for the six months ended was $40.6 million.
  Cash and equivalents totaled $153.0 million.

Segment Commentary

Engineered Products is focused on providing OEM window and door customers with value-added fenestration components, products, and systems. Key markets are residential remodeling (approx. 60% of sales) and new residential construction (approx. 40% of sales).

Engineered Products results (in millions)

	2nd qtr 2010	2nd qtr 2009(1)
Net sales	$84.7	$65.3
Operating income	$5.8	($45.9)
(1) Second quarter 2009 operating income includes non-cash impairment charges of $45.3 million.

"For the second quarter, our market drivers -- U.S. residential housing starts and residential remodeling activity - were estimated to be down 6% on a combined basis compared to a year ago, but our Engineered Products business experienced exceptional growth," said David D. Petratis, president and chief executive officer of Quanex Building Products. "Against this 6% drop in market growth, our sales growth was compelling, up a very respectable 30% over the second quarter of 2009. Our sales and marketing teams continue to keep and win new business on the strength of the value proposition our highly engineered window and door products offer our customers."

"While driving profitable sales growth is critical, so is the need to control costs. This quarter Engineered Products did a great job in holding down expenses, keeping variable costs in line, and maintaining our disciplined approach to managing inventories. All of these imperatives, when combined, allowed us to report a very healthy $5.8 million in operating income," Petratis added.

Aluminum Sheet Products is a leading provider of common alloy aluminum sheet through its Nichols Aluminum operation and primarily serves new residential construction and residential remodeling (approx. 70% of sales) and transportation (approx. 15% of sales) markets.

Aluminum Sheet Products results (in millions)

	2nd qtr 2010	2nd qtr 2009
Net sales	$117.1	$50.3
Operating income	$7.2	($11.6)
Shipped pounds	83	44

"Aluminum sheet sales of $117 million were 133% higher than a year ago due to much higher shipments and improved aluminum prices. Compared to the second quarter of 2009, our shipments were up a remarkable 90% while comparable industry shipments were up 52% over the same period. Our aluminum spread (sales less material costs) was up 67% compared to the year ago quarter, but down 4% from our sequential first quarter," Petratis said. "Given the overall condition of our end markets, performance at Nichols Aluminum this quarter was simply outstanding and demonstrated the level of commitment we have to supporting our aluminum customers at a time when we believe competitors are hampered and industry capacities reduced."

Cash Position

"We had a cash balance of $153 million and the company continued to be essentially debt-free," Petratis continued. "Cash provided by operating activities from continuing operations in the first half of 2010 was $41 million. Our $270 million revolving credit facility remains untapped. Possible uses of cash will be to fund Project Nexus initiatives and other organic growth opportunities, fund the common stock dividend, make acquisitions, and repurchase outstanding shares."

Fiscal 2010 Business Outlook

"While new home starts were up 13% during the first half of fiscal 2010 compared to the first half of fiscal 2009, remodeling activity remained disappointing, down an estimated 8% over the same time period. Ongoing high levels of residential defaults and foreclosures remain a concern, but we noted that the change in foreclosures from the fourth calendar quarter 2009 to the first calendar quarter 2010 was essentially flat - a hopeful sign. We continue to see a healthy recovery in demand across all of our businesses, and we expect full year sales and earnings to be much improved over 2009," said Petratis.

"We raised our 2010 operating income guidance for Engineered Products to a range of $32 million to $37 million (up from previous guidance of $25 million to $30 million) compared to a $141 million loss (including a $162 million impairment charge) in 2009. Higher operating income in 2010 will come from a combination of new product offerings, higher prices, new customers, and modest improvement in our two end markets."

"We raised our 2010 operating income guidance for Aluminum Sheet Products to around $27 million (up from previous guidance of around $20 million) compared to a $26 million loss (including a $20 million impairment charge) in 2009. The change in guidance is based primarily on substantially higher second half projected shipments given their strength in the first half."

"Our guidance for the two segments excludes estimated corporate expenses of $25 million and any impact from LIFO. Estimates for capital expenditures, and depreciation & amortization are $22 million and $30 million, respectively," concluded Petratis.

Project Nexus

Project Nexus is the company's new long term growth program that is focused on connecting (Nexus) its Engineered Products Group (EPG) businesses: Mikron, Truseal and Homeshield. The sales, marketing and engineering efforts of the three EPG businesses, each of which operated independently in the past, are now collaborating to utilize their capabilities to expand sales opportunities. Nexus activities are focused on the existing customer base that traditionally has been national window and door OEMs, and now include more diverse regional OEM opportunities. EPG is also working together to develop products and systems that provide customers with the latest innovations in technology and energy efficiency.

Other

The company reported fiscal second quarter 2010 combined market demand (new home starts and remodeling expenditures) was down 6% from the second quarter of 2009. The company calculated the change using data from external sources - IHS Global Insight for new home starts and Harvard University's Joint Center for Housing Studies for remodeling expenditures.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $0.04 per share on the company's common stock, payable June 30, 2010, to shareholders of record on June 16, 2010.

Corporate Profile

Quanex Building Products Corporation is an industry-leading manufacturer of engineered materials, components and systems serving the U.S. residential window and door markets. It is a ROIC-driven company that grows shareholder returns through a combination of organic growth via new products and new programs like Project Nexus, and strategic acquisitions.

The Quanex Building Products Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1117

Financial Statistics as of 4/30/10

Book value per common share: $11.32; Total debt to capitalization: 0.5%; Actual number of common shares outstanding: 37,754,455.

Definitions

Book value per common share – calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long-term portion of debt, as of balance sheet date, divided by the sum of both the current and long-term portion of debt plus total stockholders' equity as of balance sheet date.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's 10-K filing on December 18, 2009, under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, visit the company's website at www.quanex.com.

QUANEX BUILDING PRODUCTS CORPORATION
INDUSTRY SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three months ended April 30,			Six months ended April 30,
2010	2009		2010	2009
		Net Sales:
$ 84,717	$ 65,249	Engineered Products	$ 157,527	$ 130,067
117,088	50,356	Aluminum Sheet Products	198,651	101,164
201,805	115,605	Building Products	356,178	231,231

(2,419)	(2,399)	Eliminations	(5,370)	(5,137)

$ 199,386	$ 113,206	Net Sales	$ 350,808	$ 226,094

		Operating Income (1):
$ 5,760	$ (45,904)	Engineered Products	$ 9,838	$ (167,331)
7,232	(11,558)	Aluminum Sheet Products	10,866	(39,762)
12,992	(57,462)	Building Products	20,704	(207,093)

(7,313)	474	Corporate and Other (2)	(13,178)	(5,269)

$ 5,679	$ (56,988)	Operating Income (Loss)	$ 7,526	$ (212,362)

(1) 2009 Operating income (loss) reflects non-cash impairment charges of $45,263 and $182,562 (in thousands):
	Period Ending April 30, 2009
	Three Months	Six Months
	(In Thousands)
Engineered Products	$(45,263)	$(162,173)
Aluminum Sheet Products	--	(20,389)
Total impairment loss	$(45,263)	$(182,562)

(2) Corporate and Other for the three and six months ended April 30, 2010 include $1.3 million of LIFO expense while the three and six months ended April 30, 2009 include $4.5 million of LIFO income.

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

Three months ended April 30,			Six months ended April 30,
2010	2009		2010	2009

$ 199,386	$ 113,206	Net sales	$ 350,808	$ 226,094
167,626	104,385	Cost of sales (exclusive of items shown separately below)	293,760	211,047
19,046	12,682	Selling, general and administrative	35,153	28,336
--	45,263	Impairment of goodwill and intangibles	--	182,562
7,035	7,864	Depreciation and amortization	14,369	16,511
5,679	(56,988)	Operating income (loss)	7,526	(212,362)
(103)	(110)	Interest expense	(227)	(232)
1,427	178	Other, net	1,505	298
7,003	(56,920)	Income (loss) from continuing operations before income taxes	8,804	(212,296)
(2,619)	16,948	Income tax benefit (expense)	(3,337)	52,050

4,384	(39,972)	Income (loss) from continuing operations	5,467	(160,246)
(71)	(174)	Income (loss) from discontinued operations, net of taxes	(960)	(313)
$ 4,313	$ (40,146)	Net income (loss)	$ 4,507	$ (160,559)

		Basic earnings per common share:
$ 0.12	$ (1.07)	Earnings (loss) from continuing operations	$ 0.15	$ (4.29)
--	(0.01)	Income (loss) from discontinued operations	(0.03)	(0.01)
$ 0.12	$ (1.08)	Basic earnings (loss) per common share	$ 0.12	$ (4.30)

		Diluted earnings per common share:
$ 0.12	$ (1.07)	Earnings (loss) from continuing operations	$ 0.14	$ (4.29)
(0.01)	(0.01)	Income (loss) from discontinued operations	(0.02)	(0.01)
$ 0.11	$ (1.08)	Diluted earnings (loss) per share	$ 0.12	$ (4.30)

		Weighted average common shares outstanding:
37,357	37,333	Basic	37,348	37,333
37,892	37,333	Diluted	37,835	37,333

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

April 30, 2010		October 31, 2009
	Assets
$ 152,980	Cash and equivalents	$ 123,499
80,203	Accounts receivable, net	80,171
50,881	Inventories	46,515
14,525	Deferred income taxes	20,611
5,406	Prepaid and other current assets	5,177
167	Current assets of discontinued operations	232
304,162	Total current assets	276,205
138,167	Property, plant and equipment, net	141,286
34,470	Deferred income taxes	42,923
25,189	Goodwill	25,189
46,216	Intangible assets, net	47,359
15,501	Other assets	9,114
--	Assets of discontinued operations	1,524
$ 563,705	Total assets	$ 543,600
	Liabilities and stockholders' equity
$ 69,666	Accounts payable	$ 67,010
32,039	Accrued liabilities	30,320
326	Current maturities of long-term debt	323
51	Current liabilities of discontinued operations	9
102,082	Total current liabilities	97,662
1,824	Long-term debt	1,943
7,500	Deferred pension and postretirement benefits	6,655
10,920	Non-current environmental reserves	1,767
13,992	Other liabilities	13,047
136,318	Total liabilities	121,074
427,387	Total stockholders' equity	422,526
$ 563,705	Total liabilities and stockholders' equity	$ 543,600

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)
	Six months ended April 30,
	2010	2009
Operating activities:
Net income (loss)	$ 4,507	$ (160,559)
Income from discontinued operations	960	313
Net income from continuing operations	5,467	(160,246)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	14,404	16,546
Gain on bargain purchase	(1,272)	--
Impairment of goodwill and intangibles	--	182,562
Deferred income taxes	2,363	(34,730)
Stock-based compensation	2,252	1,403
	23,214	5,535
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease (Increase) in accounts receivable	743	47,106
Decrease (Increase) in inventory	(2,536)	26,979
Decrease (Increase) in other current assets	(95)	(188)
Increase (Decrease) in accounts payable	2,307	(43,190)
Increase (Decrease) in accrued liabilities	2,412	(5,519)
Increase (Decrease) in income taxes payable	12,005	(19,626)
Increase (Decrease) in deferred pension and postretirement benefits	845	1,492
Other, net	1,706	2,339
Cash provided by (used for) operating activities from continuing operations	40,601	14,928
Cash provided by (used for) operating activities from discontinued operations	(361)	(328)
Cash provided by (used for) operating activities	40,240	14,600
Investing activities:
Acquisitions, net of cash acquired	(1,590)	--
Capital expenditures, net of retirements	(7,404)	(9,130)
Proceeds from property insurance claims	105	--
Cash provided by (used for) investing activities from continuing operations	(8,889)	(9,130)
Cash provided by (used for) investing activities from discontinued operations	90	(438)
Cash provided by (used for) investing activities	(8,799)	(9,568)
Financing activities:
Repayments of long-term debt	(115)	(163)
Common stock dividends paid	(2,264)	(2,260)
Issuance of common stock, net	364	--
Funding from Separation	--	15,401
Other, net	(246)	(1,476)
Cash provided by (used for) financing activities from continuing operations	(2,261)	11,502
Cash provided by (used for) financing activities from discontinued operations	246	1,476
Cash provided by (used for) financing activities	(2,015)	12,978
Effect of exchange rate changes on cash and equivalents	30	(17)
LESS: (Increase) Decrease in cash and equivalents from discontinued operations	25	(710)
Increase (Decrease) in cash and equivalents from continuing operations	29,481	17,283
Beginning of period cash and equivalents	123,499	66,871
End of period cash and equivalents	$ 152,980	$ 84,154
CONTACT:  Quanex Building Products Corporation
          Financial Contact:
          Jeff Galow
            713-877-5327
          Media Contact:
          Valerie Calvert
            713-877-5305